Exhibit 13(m)

BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, DE 19809

June 16, 2017

Amy Hackett

Virtus Total Return Fund Inc.

Virtus Global Dividend & Income Fund Inc.

100 Pearl Street

Hartford, CT 06103

Re:	Notice of Assignment from BNY Mellon Investment Servicing (US) Inc. to The Bank of New York Mellon

Dear Amy:

We refer to the Accounting Services Agreement, dated as of December 9, 2011 (the “Agreement”), between BNY Mellon Investment Servicing (US) Inc. (the “Company”) and each of the funds listed on Schedule I to the Agreement.

As a globally systemic financial institution, BNY Mellon must prepare an annual resolution plan under the Dodd-Frank Wall Street Reform and Consumer Protection Act and satisfy its regulators that it would be resolvable under various market conditions. In furtherance of its obligations, BNY Mellon is executing projects designed to enhance its resolvability. One such project involves transferring client agreements from the Company to The Bank of New York Mellon, our New York State chartered bank (the “Bank”). Upon transfer you will have a direct relationship with the Bank and the Company will act as a service provider to the Bank.

Section 18 of the Agreement requires the Company to provide you with 60 days’ prior written notice of its intent to assign the Agreement, even to an affiliate. This letter constitutes our notice to you of our intent to assign the Agreement to the Bank on or about June 30, 2017 (the “Transfer”). The Agreement will continue in full force and effect upon completion of the Transfer.

We would like to complete the Transfer prior to expiration of the notice period set forth in Section 18 of the Agreement, and therefore request that you consent to a Transfer prior to expiration of the specified notice period by returning a signed copy of this letter in accordance with the instructions below no later than June 23, 2017. We will notify you once the Transfer is complete.

[Signature page follows.]

Please sign and date this letter below where indicated and return it to Bill Greilich by email. Please contact me at 617-382-8567 if you have any questions or require additional information regarding the Transfer.

very truly yours,

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ William Greilich
Name:	William Greilich
Title:	Managing Director

ACKNOWLEDGED AND AGREED

VIRTUS TOTAL RETURN FUND INC.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial
Officer and Treasurer
Date:

VIRTUS GLOBAL DIVIDEND &
INCOME FUND INC.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial
Officer and Treasurer
Date: